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                                                                 Exhibit 11
                                                                 ----------
                        CENTOCOR, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

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

Computation of Earnings Per Common Share



  For the Years ended December 31,           1995       1994        1993
                                           ---------  ---------  ----------
  Earnings
    Loss from continuing operations before
     special charges and litigation        ($51,740)  ($63,449)   ($61,492)
    Special charges                          (1,642)   (61,934)    (12,887)
    Litigation settlement                    (3,750)    (1,275)          -
                                           ---------  ---------  ----------
    Net loss available to common stock     ($57,132) ($126,658)   ($74,379)

  Shares

    Weighted average number of common        58,207     49,597      41,482
     shares outstanding

  Primary earnings per common share:

    Loss from continuing operations before
     special charges and litigation          ($0.89)    ($1.28)     ($1.48)
    Special charges                           (0.03)     (1.24)      (0.31)
    Litigation settlement                     (0.06)     (0.03)          -
                                           ---------  ---------  ----------
    Net loss                                 ($0.98)    ($2.55)     ($1.79)

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